Exhibit 99.1

JOINT FILING AGREEMENT

DATED AS OF MARCH 4, 2013

This will confirm the agreement by and between all the undersigned that the Statement on Schedule 13D filed on or about this date, and any further amendments thereto with respect to beneficial ownership by the undersigned of shares of the Common Stock of Frozen Food Express Industries, Inc., a Texas corporation (the “Issuer”), and such other securities of the Issuer that the undersigned may acquire or dispose of from time to time, is filed on behalf of the undersigned.  This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.  The undersigned further agree that this agreement shall be included as an exhibit to such joint filing.

This agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

BY:	/s/ Thomas Milton Duff
THOMAS MILTON DUFF

THE JAMES ERNEST DUFF AMENDED AND RESTATED TRUST AGREEMENT

BY:	/s/ James Ernest Duff
JAMES ERNEST DUFF, TRUSTEE